UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act 1934

Date of Report (Date of earliest event reported): January 13, 2016

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

300 Holiday Square Blvd., Covington, Louisiana	70433
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (985) 335-1500
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On January 13, 2016, Globalstar, Inc. announced the appointment of David Kagan as President and Chief Operating Officer. Mr. Kagan, age 61, served as President of ITC Global LLC, a global satellite services company, from August 2014 through its sale to Panasonic in September 2015, and President and Chief Executive Officer of Globe Wireless LLC from June 2011 through its sale to Inmarsat in August 2014. He also served as Senior Vice President – Business Development of Spacenet, Inc. from March 2010 to June 2011.

Mr. Kagan does not have any family relationship with any director or executive officer of Globalstar and has not been directly or indirectly involved in any related person transactions with the Company. In connection with his appointment, Mr. Kagan received a restricted stock award grant of 30,000 shares that vest equally over a three year period; and stock options to purchase 250,000 shares that vest equally over a three year period. Mr. Kagan also will be eligible for future stock option and restricted stock awards based on various conditions being met. Globalstar will pay up to $40,000 in relocation expenses and for certain travel and housing related costs prior to his relocation. Mr. Kagan will participate in other company benefit plans as disclosed in Globalstar’s proxy statement for the 2015 Annual Meeting of Stockholders.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits
99.1	Press Release dated January 13, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR. INC.

/s/ James Monroe III
James Monroe III
Chairman and Chief Executive Officer
Date: January 13, 2016